EXHIBIT 2
STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made by and between MutualFirst Financial, Inc. (“MutualFirst”) on the one hand, and Financial Edge Fund, L.P., Financial Edge - Strategic Fund, L.P., PL Capital Focused Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer and Richard J. Lashley  (collectively, the “PL Capital Parties”), on the other hand, on behalf of themselves and their respective affiliates (MutualFirst and the PL Capital Parties together, collectively, the “Parties”).  In consideration of the covenants, promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Bylaw Amendment

On February 26, 2015, the Board of Directors of MutualFirst will amend Section 2.11(a) of its Amended and Restated Bylaws to remove the requirement that in order to qualify to stand for election or to continue to serve as a director, a person must have his or her principal residence in any county in which MutualFirst or any of its subsidiaries has an office.

2.	Board Expansion and Membership

On February 26, 2015, the Board of Directors of MutualFirst will be expanded from its present twelve-member size to thirteen members, and Richard J. Lashley will be appointed a director of MutualFirst to serve in the class of directors with terms expiring at the conclusion of MutualFirst’s 2017 annual meeting of stockholders. At all times from and after the date of this Agreement, subject to Section 5 hereof, MutualFirst’s Board of Directors will also appoint, at its sole discretion, all other persons to fill remaining director positions or vacancies on the MutualFirst Board of Directors.  Mr. Lashley shall receive the normal compensation and benefits paid to directors of MutualFirst while he serves as a director thereof.

On February 26, 2015, the Board of Directors of MutualFirst will cause the Board of Directors of MutualBank (the “Bank”) to expand the Bank’s Board of Directors to thirteen members and to appoint Mr. Lashley to fill the vacancy created by the expansion of the Bank’s Board of Directors for a term to expire at the annual meeting of the Bank’s sole shareholder to be held in 2015, as required by Article III, Section 11 of the Bank’s Bylaws.  At the annual meeting of the Bank’s sole shareholder to be held in 2015, MutualFirst, as the Bank’s sole shareholder, shall cause Mr. Lashley to be elected as a director of the Bank to serve in the class of directors with terms expiring at the conclusion of the Bank’s 2017 annual meeting of its sole shareholder.  Mr. Lashley shall receive the normal compensation and benefits paid to directors of the Bank while he serves as a director thereof.

Mr. Lashley or the Substitute (as hereinafter defined), as the case may be, agrees to promptly submit his resignation as a member of the Board of Directors of each of MutualFirst and the Bank upon the termination of this Agreement pursuant to Section 16 hereof.

3.	Standstill

The PL Capital Parties each agree that during the Standstill Period (as hereinafter defined), the PL Capital Parties and their affiliates or associates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board of Directors of MutualFirst:

(i)  acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire directly or indirectly, alone or in concert with others, by purchase, gift, tender, exchange or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or any direct or indirect interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for (collectively, an “Acquisition”), any securities of MutualFirst, such that as a result of such of such Acquisition, the PL Capital Parties would maintain beneficial ownership in excess of 9.99% of the outstanding shares of MutualFirst common stock;

(ii)  make, engage in, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” or consents to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise, encourage or influence in any manner whatsoever any person with respect to the voting of any voting securities of MutualFirst;

(iii)  form, join, encourage, influence, advise or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving solely the PL Capital Parties) with respect to any voting securities of MutualFirst or otherwise in any manner agree, attempt, seek or propose to deposit any securities of MutualFirst in any voting trust or similar arrangement, or subject any securities of MutualFirst to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the PL Capital Parties) except as expressly set forth in this Agreement (for the benefit of clarification and the avoidance of doubt, this provision shall not prohibit changes in the membership of the group involving the PL Capital Parties as long as any additional member(s) agrees to be bound by the terms of this Agreement);

(iv)  acquire, offer or propose to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender, exchange or otherwise, (a) any of the assets, tangible and intangible, direct or indirect, of MutualFirst or (b) direct or indirect rights, warrants or options to acquire any assets of MutualFirst;

(v)  arrange, or in any way participate, directly or indirectly, in any financing (except for margin loan financing for shares beneficially owned) for the purchase of any securities or securities convertible or exchangeable into or exercisable for any securities or assets of MutualFirst;

(vi)  otherwise act, alone or in concert with others, propose or to seek to offer to MutualFirst or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with MutualFirst or the Bank or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of MutualFirst or the Bank, propose or seek any amendment, waiver or modification of the articles of incorporation or bylaws of MutualFirst, nominate any person as a director of MutualFirst who is not nominated by the then incumbent directors (provided that if there is a vacancy on the MutualFirst Board of Directors the PL Capital Parties may submit suggestions on a confidential basis to the MutualFirst Board of Directors or the Nominating Committee of the MutualFirst Board of Directors for nominees to the Board of Directors pursuant to the nomination policy adopted by the Board of Directors), or propose any matter to be voted upon by the stockholders of MutualFirst;

(vii)  directly or indirectly, sell, transfer or otherwise dispose of any interest in the shares of MutualFirst common stock beneficially owned by the PL Capital Parties to any person that would reasonably be understood to be the beneficial owner of 5% or more of the outstanding shares of MutualFirst common stock, except in a transaction approved by the MutualFirst Board of Directors;

(viii)  except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against MutualFirst or the Bank or their respective directors or officers, or in any derivative litigation on behalf of MutualFirst, except for testimony which may be required by law; or

(ix)  announce an intention to do, or enter into any arrangement or understanding with others to do, or advise, assist or encourage others to do, any of the actions restricted or prohibited under clauses (i) through (viii) of this Paragraph 3, publicly announce or disclose any request to be excused from any of the foregoing obligations of this Paragraph 3 or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

At any MutualFirst annual meeting of stockholders during the Standstill Period, the PL Capital Parties agree: (1) to vote all shares of MutualFirst they or any of them beneficially own in favor of the nominees for election or reelection as director of MutualFirst selected by the Board of Directors of MutualFirst and agree otherwise to support such director candidates, and (2) with respect to any other proposal submitted by any MutualFirst stockholder to a vote of the MutualFirst stockholders, to vote all of the MutualFirst shares they beneficially own in accordance with the recommendation of the MutualFirst Board of Directors with respect to any such stockholder proposal.

Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to limit or affect:  (1) any action or inaction by Mr. Lashley or the Substitute in his capacity as a member of MutualFirst’s Board of Directors or the Bank’s Board of Directors, provided he acts in good faith in the discharge of his fiduciary duties as a Board member; or (2) the ability of the PL Capital Parties to engage in discussions relating to the topics listed in Paragraph 3 of this Agreement directly with the President and Chief Executive Officer of MutualFirst, or upon invitation, with other members of management or the Board of Directors of MutualFirst.

The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the later of (1) the close of business on the date of the 2016 annual meeting of stockholders of MutualFirst or (2) the last day that Mr. Lashley or any substitute for Mr. Lashley nominated by the PL Capital Parties pursuant to Paragraph 5 hereof (the “Substitute”), as the case may be, serves as a director of MutualFirst or the Bank.

Notwithstanding anything in this Agreement to the contrary, at the sole option of MutualFirst, the Standstill Period may be terminated by MutualFirst in the event that the beneficial ownership of the PL Capital Parties decreases below 5% of the outstanding shares of MutualFirst common stock (in which event Mr. Lashley or the Substitute, as the case may be, shall promptly submit his resignation as a director of MutualFirst and the Bank).

4.	Non-Disparagement

During the Standstill Period, the PL Capital Parties agree not to disparage MutualFirst or any officers, directors (including director nominees) or employees of MutualFirst or its affiliates or subsidiaries in any public or quasi-public forum, and MutualFirst agrees not to disparage any of the PL Capital Parties or any officers, partners or employees of the PL Capital Parties in any public or quasi-public forum.

5.	PL Capital Nominees

MutualFirst agrees that if either Mr. Lashley or any Substitute is unable to serve as a director, resigns as a director or is removed as a director of MutualFirst or the Bank prior to the expiration of the Standstill Period, then the MutualFirst or the Bank’s Board of Directors, as applicable, shall appoint a substitute director, selected by the PL Capital Parties and subject to the approval of the applicable Board of Directors, in its discretion, after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld or delayed (any such substitute director, a “Substitute”), to fill the resulting vacancy in the class of directors with terms expiring at the conclusion of the 2017 annual meeting of stockholders.

6.	Authority

Each of the Parties that is a corporation or other legal entity and each individual Party executing this Agreement on behalf of a corporation or other legal entity, represents and warrants that: (a) such corporation or other legal entity is duly organized, validly authorized and in good standing, and possesses full power and authority to enter into and perform the terms of this Agreement; (b) the execution, delivery and performance of the terms of this Agreement have been duly and validly authorized by all requisite acts and consents of the company or other legal entity and do not contravene the terms of any other obligation to which the corporation or other legal entity is subject; and (c) this Agreement constitutes a legal, binding and valid obligation of each such entity, enforceable in accordance with its terms.

7.	Expenses

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

8.	Amendment In Writing

This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto or their respective clients.

9.	Governing Law/Venue/Jurisdiction

This Agreement, and the rights and liabilities of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of law provisions.  The venue and jurisdiction for adjudication of any and all disputes between the Parties to this Agreement shall be in the State of Maryland Circuit Court in and for Baltimore County.

10.	Notice of Breach and Remedies

The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The PL Capital Parties expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by MutualFirst unless and until MutualFirst is given written notice of such breach and thirty (30) business days either to cure such breach or for MutualFirst to seek relief in court.  If MutualFirst seeks relief in court, the PL Capital Parties irrevocably stipulate that any failure to perform by the PL Capital Parties shall be deemed to constitute irreparable harm under this Agreement, therefore MutualFirst shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and the PL Capital Parties shall not deny or contest that such circumstances would cause MutualFirst irreparable harm.  If, after such thirty (30) business day period, MutualFirst has not either reasonably cured such material breach or obtained relief in court, the PL Capital Parties may terminate this Agreement by delivery of written notice to MutualFirst.

MutualFirst expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the PL Capital Parties or any of them unless and until the PL Capital Parties are given written notice of such breach and thirty (30) business days either to cure such breach or for the PL Capital Parties to seek relief in court.  If the PL Capital Parties seek relief in court, MutualFirst irrevocably stipulates that any failure to perform by MutualFirst shall be deemed to constitute irreparable harm under this Agreement, therefore the PL Capital Parties shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and MutualFirst shall not deny or contest that such circumstances would cause the PL Capital Parties irreparable harm.  If, after such thirty (30) business day period, the PL Capital Parties have not either reasonably cured such material breach or obtained relief in court, MutualFirst may terminate this Agreement by delivery of written notice to the PL Capital Parties.

11.	Counterparts

This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement.  Faxed or emailed signatures shall be presumed valid.

12.	Nonwaiver

The failure of any one of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Parties of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.	Disclosure of This Agreement

The parties contemplate that the PL Capital Parties will file a Schedule 13D amendment attaching this Agreement, that MutualFirst will file a Form 8-K attaching this Agreement and that during the Standstill Period there will be no other public comments (except as required by applicable law, including regulations of the Securities and Exchange Commission) by the Parties regarding this Agreement other than a press release by MutualFirst factually summarizing this Agreement and referring to the Form 8-K filing, which press release shall be subject to prior approval by the PL Capital Parties (such approval not to be unreasonably withheld).

14.	Entire Agreement

This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them.  There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

15.	Notice

All notices and other communications which are required or permitted hereunder shall be in writing, and sufficient if by same-day hand delivery (including delivery by courier) or sent by fax, addressed as follows:

If to MutualFirst:

David W. Heeter
President and Chief Executive Officer
MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, IN 47305
Fax: (765) 213-2981

with a copy, which will not constitute notice, to:

James S. Fleischer, Esq. and
Martin L. Meyrowitz, P.C.
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100
Washington, DC  20007
Fax: (202) 337-5502

If to the PL Capital Parties:

Richard J. Lashley
PL Capital, LLC
67 Park Place East
Suite 675
Morristown, New Jersey 07960
Fax: (973) 539-5404

with a copy, which will not constitute notice, to:

Joseph P. Vitale, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Fax: (212)  593-5955

16.	Termination

This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 3, unless earlier terminated pursuant to Section 10 hereof or by mutual written agreement of the Parties.

17.	Further Assurances

The PL Capital Parties and MutualFirst agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

18.	Successors and Assigns

All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

19.	No Third Party Beneficiaries

This Agreement is solely for the benefit of the parties and is not enforceable by any other person.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated:           February 26, 2015

For: Financial Edge Fund L.P. Financial Edge - Strategic Fund L.P. PL Capital Focused Fund L.P. Goodbody/PL Capital L.P. PL Capital LLC PL Capital Advisors LLC Goodbody/PL Capital LLC

/s/ John W. Palmer John W. Palmer

By: /s/ Richard J. Lashley Richard J. Lashley Managing Member	/s/ Richard J. Lashley Richard J. Lashley
By: /s/ John W. Palmer John W. Palmer Managing Member

For: MutualFirst Financial, Inc. By: /s/ David W. Heeter David W. Heeter President and Chief Executive Officer